EXHIBIT 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and Board of Directors of King Resources, Inc., Formerly Known As Onesolution Technology, Inc.

We consent to the use of our reports dated July 15, 2025, with respect to the consolidated financial statements of King Resources, Inc., formerly known as Onesolution Technology Inc, of the consolidated balance sheet and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cashflows for the year ended March 31, 2025.

/S/ Lateef Awojobi

LAO PROFESSIONALS

PCAOB No:7057

Lagos, Nigeria

December 9, 2025